Exhibit 4.14

Execution Version

CESSION IN SECURITY

by

SIBANYE GOLD LIMITED

in favour of

OPICONSIVIA TRADING 305 (RF) PROPRIETARY LIMITED

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	INTRODUCTION	5
3.	CESSION IN SECURITY	5
4.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE CEDENT	6
5.	DELIVERY OF DOCUMENTS EVIDENCING THE CEDED RIGHTS AND OTHER OBLIGATIONS OF THE CEDENT	7
6.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE CEDED RIGHTS	8
7.	REALISATION	8
8.	APPROPRIATION OF PROCEEDS	10
9.	AUTHORITY	10
10.	DURATION	10
11.	FURTHER ASSURANCES	10
12.	ADDITIONAL RIGHTS	11
13.	CEDENT BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES	11
14.	KEEPING, INSPECTION AND DELIVERY OF RECORDS	12
15.	EXEMPTION FROM LIABILITY	12
16.	FURTHER CESSIONS	12
17.	CERTIFICATE OF INDEBTEDNESS	12
18.	RENUNCIATION OF BENEFITS	13
19.	STIPULATION	13
20.	FREEDOM OF CHOICE	13
21.	NOTICES AND DOMICILIA	14
22.	SEVERABILITY	15
23.	COUNTERPARTS	15
24.	WAIVER OF IMMUNITY	15
25.	SOLE AGREEMENT	15
26.	NO IMPLIED TERMS	15
27.	EXTENSIONS AND WAIVERS	15
28.	INDEPENDENT ADVICE	16
29.	FURTHER ASSURANCES	16
30.	AMENDMENTS	16
31.	GOVERNING LAW	16
32.	JURISDICTION	16
SCHEDULE 1 NOTICE TO INSURER		20
ANNEXURE to SCHEDULE 1		21

- i -

PARTIES:

This Cession is made by:

(1)	SIBANYE GOLD LIMITED, a company registered in accordance with the laws of South Africa under registration number 2002/031431/06 (Cedent);

in favour of:

(2)	OPICONSIVIA TRADING 305 (RF) PROPRIETARY LIMITED, a company registered in accordance with the laws of South Africa under registration number 2013/013189/07 (Debt Guarantor).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

Unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1.	Agreement means this Cession in Security and its Schedules;

1.1.2.	Ceded Rights means all of the Cedent’s rights of any nature whatsoever in and interests of any nature whatsoever to:

1.1.2.1.	the Insurance Policies; and

1.1.2.2.	the Insurance Proceeds,

whether actual, prospective or contingent, direct or indirect, whether a claim to the payment of money or to the performance of any other obligation, and whether or not the said rights and interests were within the contemplation of the Parties at the Signature Date;

1.1.3.	Cedent means Sibanye;

1.1.4.	Counter Indemnity Agreement means the written agreement entitled “Counter Indemnity Agreement” concluded or to be concluded between the Debt Guarantor and Sibanye on or about 22 August 2013;

1.1.5.	Discharge Date has the meaning given to it in the Counter Indemnity Agreement;

1.1.6.	Event of Default means:

1.1.6.1.	an Event of Default (as defined in the Facility Agreement); and

1.1.6.2.	any other event of default, howsoever described in any Finance Document to which Sibanye or any other Obligor and the Debt Guarantor are a party;

1.1.7.	Facility Agreement means the written agreement entitled “Term and Revolving Credit Facility Agreement” entered into among Sibanye and Absa Bank Limited (acting through its Absa Capital division), Nedbank Limited (acting through its Nedbank Corporate and Nedbank Capital divisions), The Standard Bank of South Africa Limited, FirstRand Bank Limited (acting through its Rand Merchant Bank division), JPMorgan Chase Bank, N.A., Johannesburg Branch on or about 28 November 2012, and to which Investec Asset Management Proprietary Limited and iNguza Investments (RF) Limited acceded, as amended by an addendum on or about 8 July 2013, as further amended and restated by an amendment and restatement agreement on or about 22 August 2013;

1.1.8.	Finance Documents has the meaning given in the Counter Indemnity Agreement;

1.1.9.	Finance Party has the meaning given in the Counter Indemnity Agreement;

1.1.10.	Insurance Policies means, all contracts and policies of insurance and re-insurance of any kind which are effected and maintained by or on behalf of the Cedent in relation to contracts and policies of insurance and re-insurance relating to any of the following:

1.1.10.1.	bullion policy; and

1.1.10.2.	commercial crime policy,

to extent the Cedent’s rights under such policy are legally capable of being ceded in securitiatem debiti without requiring any third party consent, or where such third party consent is required, such consent is forthcoming.

1.1.11.	Insurance Proceeds means the proceeds payable under the Insurance Policies in relation to assets and/or liabilities of the Cedent from time to time;

1.1.12.	Material Contracts means the agreements listed in Schedule 3 (Material Contracts) hereto;

1.1.13.	Parties means:

1.1.13.1.	the Cedent; and

1.1.13.2.	the Debt Guarantor;

and Party means, as the context requires, either one of them;

1.1.14.	Secured Obligations means any and all of the Cedent’s obligations or indebtedness (whether actual or contingent) from whatsoever cause and howsoever arising, owing to the Debt Guarantor under the Counter Indemnity Agreement;

1.1.15.	Security Cession means the cession in securitatem debiti contemplated by this Agreement;

1.1.16.	Sibanye means Sibanye Gold Limited, a public company duly incorporated under the laws of South Africa with registration number 2002/031431/06 (formerly GFI Mining South Africa Proprietary Limited); and

1.1.17.	Signature Date means the date of the signature of the Party last signing this Agreement in time.

1.2.	Interpretation

1.2.1.	Any reference in this Agreement to:

1.2.1.1.	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

1.2.1.2.	assets includes properties, revenues and rights of every description;

1.2.1.3.	authority means any government or governmental, administrative, fiscal or judicial authority, body, court, department, commission, tribunal, registry or any state owned or controlled authority which principally performs governmental functions;

1.2.1.4.	a clause shall, subject to any contrary indication, be construed as a reference to a clause hereof;

1.2.1.5.	the words including and in particular are used by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any of the preceding words;

1.2.1.6.	law shall be construed as any law (including statutory, common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, other legislative measure, directive, requirement of any government, supranational, local government, statutory or regulatory or self-regulatory or similar body or authority or court and the common law, as amended, replaced, re-enacted, restated or reinterpreted from time to time;

1.2.1.7.	a month means a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day but one in the next calendar month, except that:

1.2.1.7.1.	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

1.2.1.7.2.	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

1.2.1.8.	the words other and otherwise shall not be construed eiusdem generis with any foregoing words where a wider construction is possible;

1.2.1.9.	a person shall be construed as a reference to any natural person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.1.10.	security interest means any mortgage, pledge, lien, charge, assignment, cession, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security; and

1.2.1.11.	an Event of Default is continuing if it has not been remedied and waived.

1.2.2.	Unless inconsistent with the context or save where the contrary is expressly indicated in this Agreement:

1.2.2.1.	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

1.2.2.2.	when any number of days is prescribed in this Agreement, same shall be reckoned inclusively of the first and exclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

1.2.2.3.	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the immediately succeeding Business Day;

1.2.2.4.	in the event that the day for performance of any obligation (other than a payment obligation) to be performed in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for performance shall be the immediately succeeding Business Day;

1.2.2.5.	any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

1.2.2.6.	any reference in this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.2.2.7.	except as expressly provided for in this Agreement, no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement;

1.2.2.8.	a reference to a Party includes that Party’s lawful successors-in-title and permitted assigns;

where any Party is required to provide any consent or approval or agree to the actions of any other Party, the request for such consent or approval or agreement shall be in writing and such consent or approval or agreement shall be in writing and shall not be unreasonably withheld or delayed.

1.2.3.	The headings to the clauses and Schedules of this Agreement are for reference purposes only and shall in no way govern nor affect the interpretation of nor modify nor amplify the terms of this Agreement nor any clause or Schedule thereof.

1.2.4.	Unless inconsistent with the context, an expression in this Agreement which denotes:

1.2.4.1.	any one gender includes the other genders;

1.2.4.2.	a natural person includes an artificial person and vice versa; and

1.2.4.3.	the singular includes the plural and vice versa.

1.2.5.	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that term has not been defined in any interpretation clause.

1.2.6.	The rule of construction, in the event of ambiguity, that the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

1.2.7.	This Agreement shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted assigns or liquidators, as the case may be.

1.2.8.	The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

1.2.9.	Where figures are referred to in numerals and in words in this Agreement, if there is any conflict between the two, the words shall prevail.

2.	INTRODUCTION

As security for the due performance of the Secured Obligations owing by the Cedent, the Cedent has agreed to cede in securitatem debiti all of the Ceded Rights to the Debt Guarantor on the terms and subject to the conditions set out in this Agreement.

3.	CESSION IN SECURITY

3.1.	With effect from the Signature Date, the Cedent hereby cedes in securitatem debiti to the Debt Guarantor all of the Ceded Rights as a continuing general covering collateral security for the due, proper and timeous payment and performance in full of all of the Secured Obligations owing by the Cedent, on the terms and conditions set out in this Agreement, which cession the Debt Guarantor hereby accepts.

3.2.

Without prejudice to the representations and warranties given by the Cedent to the Debt Guarantor pursuant to Clause 4.1 and without prejudice to the rights of the Debt Guarantor or any other Finance Party consequent upon any breach of the representations and warranties given by the Cedent to the Debt Guarantor pursuant to Clause 4.1, if the Ceded Rights are subject to any right in breach of the representations and warranties in Clause 4.1.2 or if any other Security has been granted by the Cedent over any Ceded Right to any other person prior to the Signature Date, this Agreement shall (without prejudice to any other rights the Debt Guarantor and/or the Finance Parties may have pursuant to any Finance Document(s) and without affecting the operation of this Agreement in respect of those of the Ceded Rights which have not been so ceded to another person) constitute a cession in securitatem debiti to the Debt Guarantor of the Cedent’s reversionary rights or other interests (including all of the Cedent’s rights of action against such other person and any rights which now or may in the future vest in the Cedent pursuant to such reversionary rights) in respect of those Ceded Rights, which are hereby ceded in securitatem debiti to the Debt Guarantor with effect from the Signature Date, which cession the Debt Guarantor hereby accepts. The Debt Guarantor shall be entitled to notify any such other person of this Agreement, and if any such other person is entitled to possession of any of the documents referred to in Clause 5, then the Cedent shall deliver photocopies of the relevant documents to the Debt Guarantor, and as soon as such person ceases to be entitled to possession or gives up possession of such documents, the Cedent shall deliver the relevant documents to the Debt Guarantor.

3.3.	The cession contemplated by this Agreement is intended to operate as a cession of each part and all of the Ceded Rights, individually and collectively.

3.4.	If, for any reason, any security interests intended to be created under this Agreement are or become illegal, invalid or unenforceable in respect of some of the Ceded Rights, then the cession of those Ceded Rights, as the case may be, shall be severed from this Agreement, and this Agreement and all the security interests created over the remainder of the Ceded Rights shall continue in full force and effect.

3.5.	The cession contemplated by this Agreement operates as a security cession and not as an out and out or outright cession and the Cedent retains bare ownership of the Ceded Rights, subject to the rights of the Debt Guarantor as secured creditor.

4.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE CEDENT

4.1.	The Cedent until the Discharge Date:

4.1.1.	warrants and represents on the Signature Date and on each day that this Agreement is in force, that it is and will remain the sole and beneficial owner of the Ceded Rights to the exclusion of all others and no person has an option or right of refusal over the Ceded Rights;

4.1.2.	warrants and represents on the Signature Date and on each day that this Agreement is in force that the Ceded Rights ceded to the Debt Guarantor under this Agreement have not been ceded (either outright or as security), discounted, factored, mortgaged under notarial bond or otherwise, or otherwise disposed of or hypothecated, nor are they subject to any other rights in favour of any person;

4.1.3.	warrants and represents on the Signature Date and on each day that this Agreement is in force that all obligations undertaken by it under this Agreement have been authorised by all necessary corporate action and the constitutive documents of the Cedent do not place any limitations or restrictions on the Cedent to cede the Ceded Rights as provided for in this Agreement;

4.1.4.	warrants and represents on the Signature Date and on each day that this Agreement is in force that after due investigation, the issue of the Security Cession and the fulfilment of its obligations in accordance with the terms hereof do not contravene any law, regulation or any contractual obligation binding on it;

4.1.5.	warrants and represents on the Signature Date, it has obtained all necessary consents from the counterparties to the Material Contracts, to permit the Cedent to cede in securitatem debiti its rights in and interests under the relevant Material Contract to the Debt Guarantor under this Agreement;

4.1.6.	subject to the provisions of the relevant Finance Documents, waives any and all rights in respect of the Ceded Rights which it may have in conflict with the rights of the Debt Guarantor under this Agreement;

4.1.7.	acknowledges that, it may not pledge, cede, assign or transfer or, subject to the provisions of the relevant Finance Documents, in any other manner encumber or deal with the Ceded Rights without the prior written consent of the Debt Guarantor;

4.1.8.	agrees that on the occurrence of an Event of Default which is continuing, it will forthwith pay over to the Debt Guarantor any interest or other benefits of any nature accrued and/or received in respect of the Ceded Rights by depositing the same into a nominated account as the Debt Guarantor may from time to time direct in writing; and

4.1.9.	undertakes and agrees, to the extent that it is reasonably able to do so, to prevent any variation of the value of, or rights relating to, the Ceded Rights without the prior written consent of the Debt Guarantor.

4.2.	It is recorded that the Debt Guarantor has entered into this Agreement on the strength of and relying on the warranties and representations in this Clause 4, each of which shall be deemed to be separate warranties and representations, given without prejudice to any other warranty or representation, and deemed to be material representations inducing the Debt Guarantor to enter into this Agreement.

5.	DELIVERY OF DOCUMENTS EVIDENCING THE CEDED RIGHTS AND OTHER OBLIGATIONS OF THE CEDENT

5.1.	The Cedent shall deliver to the Debt Guarantor any documents relating to the Ceded Rights for which it may at any time reasonably call, which documents shall be delivered to the Debt Guarantor, in so far as the Debt Guarantor is not already in possession thereof, within a reasonable period, as agreed between the Debt Guarantor and the Cedent, and, failing such agreement, within 10 (ten) Business Days of receipt by the Cedent of a written request for such documents from the Debt Guarantor.

5.2.	With respect to the Insurance Policies, the Cedent shall:

5.2.1.	within 5 (five) Business Days of the Signature Date, notify the relevant insurer(s) of the cession in security of the Insurance Policies in the form set out in Schedule 1 (Form of Notice to Insurer) hereto and ensure that the interests of the Debt Guarantor are noted on the insurance policy(ies) and documents in respect of the Insurance Policies; and

5.2.2.	until termination of this Agreement pursuant to Clause 10 (Duration), pay all premiums in respect of the Insurance Policies in full and on due date and provide proof of such payments on written request by the Debt Guarantor.

5.3.	The Cedent shall generally do everything that may be required by the Debt Guarantor in order to protect the Debt Guarantor’s security interest over the Ceded Rights, including but not limited to complying with the obligations of the Cedent under Clause 5.1, for the purposes of and to give effect to this Agreement, failing which the Debt Guarantor may, if possible, attend thereto and recover from the Cedent any properly evidenced expenses reasonably incurred in doing so within 3 (three) Business Days after written demand.

6.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE CEDED RIGHTS

6.1.	This Agreement operates in respect of all rights, powers and privileges attaching to the Ceded Rights, including but not limited to those set out in Clause 6.2 below and such rights, powers and privileges shall accordingly vest in the Debt Guarantor with the power to exercise them either in its own name or in the name of the Cedent, upon the occurrence of an Event of Default which is continuing, alternatively, the Cedent shall, upon the occurrence of an Event of Default which is continuing, and if the Debt Guarantor so directs, exercise its rights, powers and privileges in its own name and in accordance with the Debt Guarantor’s directions to the greatest extent permitted by applicable law.

6.2.	Subject to Clause 6.1, such rights, powers and privileges attaching to the Ceded Rights include (but are not limited to) the right to receive in its own name and for its own account payment of the benefits which become due in respect of the Ceded Rights from time to time.

6.3.	For the avoidance of doubt, prior to the occurrence of an Event of Default which is continuing, the Cedent shall be entitled to exercise the rights in terms of Clause 6.2 above, in respect of the Ceded Rights without the consent of the Debt Guarantor.

7.	REALISATION

7.1.	Upon the occurrence of an Event of Default which is continuing, the Cedent hereby irrevocably and unconditionally authorises and empowers the Debt Guarantor or its nominee, without any further authority or consent of any nature whatsoever required from the Cedent, and in the name of the Debt Guarantor or in the name of the Cedent to:

7.1.1.	exercise all or any of the rights, powers and privileges and enforce all or any obligations attaching to the Ceded Rights in such manner and on such terms as the Debt Guarantor in its sole discretion deems fit; and/or

7.1.2.	receive payment for, delivery of and/or performance in respect of, the Ceded Rights in its own name; and/or

7.1.3.	at the Debt Guarantor’s election:

7.1.3.1.	sell or otherwise realise the Ceded Rights or any one of them by public auction; or

7.1.3.2.	sell or otherwise realise the Ceded Rights by private treaty, on reasonable notice to the Cedent; or

7.1.3.3.	take over the Ceded Rights at a fair value which, in the absence of agreement within 10 (ten) Business Days after delivery by the Debt Guarantor to the Cedent of a written notice stating that the Debt Guarantor intends to exercise its rights pursuant to this Clause 7.1.3.3, shall be determined by an independent accountant from either of KPMG, Deloitte, Ernst & Young or Pricewaterhouse Coopers or a merchant bank agreed to by the Parties or, failing agreement within 5 (five) Business Days, appointed, at the request of either the Debt Guarantor or the Cedent, by the President for the time being of the Southern African Institute of Chartered Accountants (or the successor body thereto) (which independent accountant or merchant bank shall act as an expert and not as an arbitrator, shall be instructed to make his determination within 10 (ten) Business Days after being requested to do so and shall determine the liability for his charges which will be paid accordingly); and/or

7.1.4.	institute any legal proceedings which the Debt Guarantor may deem necessary in connection with any sale or other realisation or the transfer of any of the Ceded Rights by the Debt Guarantor or its nominee; and/or

7.1.5.	convey valid title in the Ceded Rights to any purchaser thereof (including the Debt Guarantor, on the basis envisaged in Clause 7.1.3.3 above) and/or to take all such further or other steps as the Debt Guarantor may consider necessary to deal with the Ceded Rights; and/or

7.1.6.	take all such further or other steps as the Debt Guarantor may reasonably consider necessary to deal with the Ceded Rights in order to give effect to this Security Cession.

7.2.	On the Debt Guarantor taking any actions in terms of Clause 7.1, or otherwise as required by the Debt Guarantor, the Cedent shall on demand by the Debt Guarantor:

7.2.1.	notify any relevant person required by the Debt Guarantor in writing that payment for, delivery of or performance in respect of the Ceded Rights must be made to the Debt Guarantor, and that payment, delivery or performance to the Cedent or to anyone else will not constitute valid payment, delivery or performance, and the Debt Guarantor shall be entitled to do likewise. The Cedent shall on demand by the Debt Guarantor provide proof that such notification has been duly given;

7.2.2.	refuse to accept any payment, delivery or performance tendered in respect of any of the Ceded Rights in order that such payment, delivery or performance be tendered to the Debt Guarantor, which will apply any payment so received in accordance with the provisions of Clause 8 (Appropriation of Proceeds); and

7.2.3.	at its own cost carry out any lawful necessary directions the Debt Guarantor may give in regard to the realisation of the Ceded Rights and sign any document or do any other lawful act necessary to vest the Ceded Rights in the Debt Guarantor, to enable the sale or disposition of the Ceded Rights, which may otherwise be necessary or required to perfect the Security Cession created in this Agreement.

7.3.	Notwithstanding anything to the contrary contained in this Agreement, the Debt Guarantor shall not be obliged to take any particular steps to collect or otherwise enforce its rights in respect of the Ceded Rights.

8.	APPROPRIATION OF PROCEEDS

The Debt Guarantor shall apply the net proceeds of all amounts received pursuant to the sale or other realisation of the Ceded Rights in accordance with the provisions of this Agreement (after deducting all properly evidenced costs and expenses incurred by the Debt Guarantor in relation to such realisation) in reduction or discharge, as the case may be, of the Cedent’s obligations under the Secured Obligations.

9.	AUTHORITY

If at any time during this Agreement the Debt Guarantor becomes entitled to exercise its rights under Clause 7.1, the Cedent hereby authorises and appoints the Debt Guarantor (or its nominee) irrevocably and in rem suam as the Cedent’s attorney and agent in the Cedent’s name, place and stead to sign and execute:

9.1.	such documents as may be necessary:

9.1.1.	in order to render the Ceded Rights or any of them negotiable including, without limitation, the signature of transfer declarations;

9.1.2.	to enable the Debt Guarantor to receive payment of the purchase price for the Ceded Rights subject to the provisions of Clause 8; and

9.1.3.	to enable the Debt Guarantor to exercise any of its rights granted to it herein.

10.	DURATION

This Agreement is a continuing covering security and will ipso facto terminate only upon the Discharge Date. In particular, this Agreement shall not terminate by reason solely of the fact that there may at any time be reduced obligations or debts owing by the Cedent under the Finance Documents. The Debt Guarantor shall, within 5 (five) Business Days of receipt of a written request from the Cedent, certify in writing that the Discharge Date has occurred (provided that the Discharge Date has in fact occurred).

11.	FURTHER ASSURANCES

The Cedent shall generally promptly do everything that may be required in order to comply with its obligations under this Agreement and as may otherwise be required by the Debt Guarantor for the purposes of and to give effect to this Agreement, failing which the Debt Guarantor may, to the extent possible, attend thereto on behalf of the Cedent and recover on demand from the Cedent any expenses incurred in relation thereto. In particular the Cedent shall execute and do all such acts and things as the Debt Guarantor, in its reasonable discretion, may require:

11.1.	to perfect or protect the security interests created (or intended to be created) by this Agreement;

11.2.	to preserve or protect any of the rights of the Debt Guarantor under this Agreement;

11.3.	to enforce any security interests created under this Agreement on or at any time after it becomes enforceable;

11.4.	for the exercise of any power, authority or discretion vested in the Debt Guarantor under this Agreement;

11.5.	to carry out the effect, intent and purpose of this Agreement,

in any such case, forthwith upon demand by the Debt Guarantor to the maximum extent permitted by law and at the expense of the Cedent.

12.	ADDITIONAL RIGHTS

The rights conferred on the Debt Guarantor by this Agreement are additional to and not in substitution for:

12.1.	any other rights the Debt Guarantor has, or may at any time in the future have, against the Cedent or any other person;

12.2.	any other security held or hereafter to be held by the Debt Guarantor from the Cedent, or any other person, in connection with the Secured Obligations. The Debt Guarantor may release any security held by it without prejudice to its rights under this Agreement.

13.	CEDENT BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES

13.1.	The Cedent agrees that on signature hereof, it will be bound under this Agreement to the full extent hereof, despite the fact that:

13.1.1.	any intended additional security from the Cedent or any other person for the Secured Obligations may not be obtained or may be released or may cease to be held for any other reason;

13.1.2.	any Finance Party may agree any variation or novation of any Finance Document (including any amendment providing for the increase in the amount of a Facility or an additional facility);

13.1.3.	any Finance Party may receive a dividend or benefit in any insolvency, liquidation or any compromise or composition, whether in terms of any statutory enforcement or the common law;

13.1.4.	the Debt Guarantor or any other Finance Party may grant any indulgences to any Obligor or may not exercise any one or more of its rights under the Finance Documents, either timeously or at all; or

13.1.5.	any other fact or circumstance may arise on which the Cedent might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

13.2.	If the Cedent suffers any loss arising from any of the facts, circumstances, acts or omissions referred to above, it will have no claim against the Debt Guarantor or any Finance Party in respect thereof.

14.	KEEPING, INSPECTION AND DELIVERY OF RECORDS

14.1.	The Cedent shall at all times keep up-to-date records of the Ceded Rights and shall comply with any reasonable directions the Debt Guarantor may give in regard to the keeping of such records.

14.2.	The Debt Guarantor or anyone authorised by the Debt Guarantor may at any time and on reasonable notice inspect any of the Cedent’s books of account and other records including the Cedent’s books of account and/or other records which may be in the possession of a third party.

14.3.	If the Debt Guarantor at any time so requests, the Cedent shall at its own cost deliver to the Debt Guarantor certified copies of any of the books and/or records referred to in Clauses 14.1 or 14.2.

15.	EXEMPTION FROM LIABILITY

15.1.	Neither the Debt Guarantor nor any Finance Party, its officers, trustees, agents, beneficiaries, employees and advisors shall be liable for any loss or damage, whether direct, indirect, consequential or otherwise, suffered by the Cedent howsoever arising in connection with this Agreement, whether that loss or damage arises as a result of a breach of contract (whether total, fundamental or otherwise), delict or any other cause and whether this Agreement has been terminated or not, other than as a result of the gross negligence or wilful misconduct of the Debt Guarantor or such Finance Party.

15.2.	The Cedent agrees to indemnify (and keep indemnified) and hold harmless the Debt Guarantor and each Finance Party and their respective officers, trustees, agents, beneficiaries, employees and advisors against any and all losses, claims, damages or liabilities (other than consequential damages), to which they may become subject under or in connection with this Agreement, and agrees to reimburse the Debt Guarantor or Finance Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Cedent will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of the gross negligence or wilful misconduct of the Debt Guarantor or any Finance Party.

16.	FURTHER CESSIONS

The Cedent shall not grant any further cessions of the Ceded Rights or otherwise encumber them without the prior written consent of the Debt Guarantor.

17.	CERTIFICATE OF INDEBTEDNESS

A certificate signed by a manager of the Debt Guarantor (whose appointment need not be proved) as to the existence of and the amount of indebtedness by the Cedent to the Debt Guarantor, that such amount is due and payable, the amount of interest accrued thereon and as to any other fact, matter or thing related to the Cedent’s indebtedness under the Finance Documents shall be prima facie proof of the contents and correctness thereof for the purposes of provisional sentence, summary judgment or any other proceedings, shall be valid as a liquid document for such purpose and shall, in addition, be prima facie proof for purposes of pleading or trial in any action instituted against the Cedent arising herefrom.

18.	RENUNCIATION OF BENEFITS

The Cedent hereby renounces the legal benefits and exceptions of excussion, division, non numeratae pecuniae, non causa debiti, revision of accounts and errore calculi, the Cedent declaring itself to be fully acquainted with the full meaning and effect of this renunciation.

19.	STIPULATION

The provisions of this Agreement which are stipulated for the benefit of the Finance Parties (or any of them) or any of the other persons referred to in Clause 15 (Exemption from Liability) shall be capable of acceptance at any time without notice to any person.

20.	FREEDOM OF CHOICE

20.1.	The Cedent confirms, in respect of all Insurances required to be maintained by it under the Finance Documents, that it is aware and fully appraised of the following choices it has under section 43 of the Short-term Insurance Act, 1998 (the Short-term Insurance Act):

20.1.1.	a choice of entering into a new policy contract, making available an existing policy contract or using a combination of those options; and

20.1.2.	if a new policy is to be entered into:

20.1.2.1.	as to the insurer and the person (if any) who is to render services as intermediary in connection with the transaction; and

20.1.2.2.	as to whether or not the value of the policy together with the value of any other policy which is also to be made available, shall exceed the value of the interest of the Debt Guarantor; and

20.1.3.	if an existing policy or policies are to be made available:

20.1.3.1.	as to the person (if any) is to render services as intermediary in connection with the transaction; and

20.1.3.2.	as to whether or not a variation of the policy required for that purpose shall be such as to cause the value of the policy benefits to be provided thereunder, when taken in the aggregate with the value of the policy benefits provided under any other policy which is also to be made available and used for that purpose, to exceed the value of the interests of the Debt Guarantor;

20.2.	This Clause 20 constitutes written notification to the Cedent of its rights under section 43 of the Short-term Insurance Act. Regardless of the sequence in which the Finance Documents are executed, no benefits under any policy contract made available to the Finance Parties under a Finance Document shall accrue to the Finance Parties before the Effective Date.

20.3.	The Cedent confirms that it exercised its freedom of choice under section 43 of the Short-term Insurance Act and that it was not subject to any coercion or inducement as to the manner in which that freedom of choice was exercised.

21.	NOTICES AND DOMICILIA

21.1.	Each Party chooses the address set out opposite its name below as its address to which any written notice in connection with this Agreement may be addressed.

21.1.1.	in the case of Sibanye:

Libanon Business Park

1 Hospital Road (Off Cedar Ave)

Libanon

Westonaria

1779

Fax No:	(011) 278 9863
E-mail:	charl.keyter@sibanyegold.co.za
Attention:	Mr Charl Keyter

21.1.2.	in the case of the Debt Guarantor:

3rd Floor

200 on Main

Cnr Main and Bowwood Roads

Claremont

7708

Cape Town

Telefax No.: +27 86 673 3490

Attention: Managing Director

21.2.	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

21.3.	Any Party may by written notice to the other Parties change its chosen addresses and/or telefax number for the purposes of Clause 21.1 to any other address(es) and/or telefax number, provided that the change shall become effective on the fourteenth day after the receipt of the notice by the addressees.

21.4.	Any notice given in terms of this Agreement shall:

21.4.1.	if sent by a courier service be deemed to have been received by the addressee on the 5th (fifth) Business Day following the date of such sending;

21.4.2.	if delivered by hand be deemed to have been received by the addressee on the date of delivery (if such date is a Business Day) or on the first Business Day thereafter (if such date is not a Business Day);

21.4.3.	if transmitted by facsimile be deemed to have been received by the addressee on the 1st (first) Business Day after the date of transmission;

unless the contrary is proved.

21.5.	Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

21.6.	Domicilia

21.6.1.	Each of the Parties chooses its address referred to in this Clause 21 as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

21.6.2.	Each Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Party pursuant to Clause 21.4.

22.	SEVERABILITY

Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

24.	WAIVER OF IMMUNITY

Each Party irrevocably and unconditionally waives any right it may have to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

25.	SOLE AGREEMENT

The Agreement constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof.

26.	NO IMPLIED TERMS

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in this Agreement.

27.	EXTENSIONS AND WAIVERS

No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this Agreement and no single or partial exercise of any right by any

Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from this Agreement or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of this Agreement.

28.	INDEPENDENT ADVICE

Each of the Parties acknowledges that they have been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Agreement and that they have either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Parties acknowledges that all of the provisions of the Agreement and the restrictions therein contained are fair and reasonable in all the circumstances and are part of the overall intention of the Parties in connection with the Agreement.

29.	FURTHER ASSURANCES

The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for the putting into effect or maintenance of the terms, conditions and import of this Agreement.

30.	AMENDMENTS

No amendment of the terms of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of the Parties.

31.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by South African law.

32.	JURISDICTION

32.1.	Each Party hereby irrevocably and unconditionally consents and submits to the jurisdiction of the South Gauteng High Court, Johannesburg, South Africa (or any successor to that division) in regard to all matters arising from this Agreement (including a dispute relating to the existence, validity or termination of this Agreement, any Existing Finance Documents to which it is a party or any non-contractual obligation arising out of or in connection with this Agreement or any Existing Finance Document to which it is a party) (a Dispute).

32.2.	Each Party agrees that the South Gauteng High Court, Johannesburg, South Africa (or any successor to that division) is the most appropriate and convenient court to settle Disputes and accordingly:

32.2.1.	it will not argue to the contrary;

32.2.2.	it hereby waives any objection to the jurisdiction of that court on the grounds of venue or forum non conveniens or any similar grounds; and

32.3.	it consents to service of process in any manner permitted by applicable law.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNED at Westonaria on this the 22 day of OCTOBER 2013.

For and on behalf of
SIBANYE GOLD LIMITED

/s/ Charl Keyter
Signatory:	Charl Keyter
Capacity:	CFO
Who warrants his authority hereto

SIGNED at CAPE TOWN on this the 22 day of OCTOBER 2013.

For and on behalf of
OPICONSIVIA TRADING 305 (RF)
PROPRIETARY LIMITED

/s/ T Ross-Gillespie
Signatory:	T Ross-Gillespie
Capacity:	Director
Who warrants his authority hereto

SCHEDULE 1

NOTICE TO INSURER

[To appear on the letterhead of Cedent]

To:	[Insurance Company]
[insert Address]

And To:	Opiconsivia Trading 305 (RF) Proprietary Limited
[insert Address]

Date: [insert]

Dear Sirs,

CESSION IN SECURITY

We refer to the [description of insurance policy] concluded between [insert details] (the Policy).

We confirm that pursuant to certain financing arrangements concluded between inter alia ourselves and Opiconsivia Trading 305 (RF) Proprietary Limited (the Debt Guarantor) and as security for the performance of our obligations in relation thereto, we have concluded a written cession in security agreement with inter alia the Debt Guarantor, pursuant to which we have ceded in security all of our rights, title and interest in and to, inter alia, the Policy and the proceeds of the Policy (the Security Cession).

We confirm that upon receiving a written request from the Debt Guarantor notifying you of the enforcement of its rights under the Security Cession, you are to henceforth pay any and all amounts which would otherwise have been payable to ourselves under the Policy, to the Debt Guarantor, or its nominee.

Please acknowledge receipt of this notification by signing the Annexure attached to this letter and returning your acknowledgement of receipt to ourselves and to the Debt Guarantor at the addresses specified therein.

Yours faithfully,

[Cedent]

ANNEXURE to SCHEDULE 1

From :	[Insurer]
[insert Address]

To	Sibanye Gold Limited
[insert Address]

Telefax No: [insert]
Attention: [insert]

And To :	Opiconsivia Trading 305 (RF) Proprietary Limited
[insert Address]

Date: [insert]

Dear Sirs,

ACKNOWLEDGEMENT OF CESSION IN SECURITY

We refer to your letter dated [insert] entitled “Cession in Security”. Terms and expressions used therein shall have the same meaning where used in this letter.

We confirm receipt of your letter and hereby undertake that upon receipt of written notification from the Debt Guarantor of the enforcement of its rights under the Security Cession, we shall henceforth pay any and all amounts which would otherwise have been payable to you under the Policy, to the Debt Guarantor.

We agree that payment to any other party in such circumstances shall not constitute a valid discharge of our payment obligations under the Policy.

Yours faithfully,

[Insurer]